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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                      PEDIATRIC SERVICES OF AMERICA, INC.
                         ANNOUNCES REPLACEMENT OF CHIEF
                               FINANCIAL OFFICER



Norcross, GA, April 26, 1999 . . . . . . Pediatric Services of America, Inc.
(NASDAQ:PSAI) announced today that it has accepted the resignation of Stephen M. Mengert, Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Mengert is leaving to pursue other interests.

Joseph D. Sansone, Chairman of the Board and President, said, "We are grateful for the many positive contributions made by Steve during his tenure with the Company. I wish him well in his future business endeavors."

James M. McNeill, the Company's Chief Accounting Officer has been named as his replacement. Mr. McNeill joined the Company in March 1996 as Corporate Controller. Prior to joining the Company, Mr. McNeill served in various financial management positions for publicly traded companies.

PSAI provides comprehensive pediatric home health care services through a network of 113 branch offices in 27 states and the District of Columbia and provides testing services through over 200 offices nationwide.





                        FOR FURTHER INFORMATION CONTACT:
                        Joseph D. Sansone, President/CEO
                                  770-441-1580


Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute on the Company's acquisition and strategic alliance programs, both in finding suitable acquisitions and alliance candidates and financing therefor, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filing.